EXHIBIT 10(i)
                                                                            NINTH AMENDMENT TO AMENDED AND
                                                                     RESTATED LOAN AND SECURITY AGREEMENT

THIS NINTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“Ninth Amendment”) is made as of this ___ day of April, 2010, by and among BANK OF AMERICA, N.A., a national banking association (“Bank of America”) with an office at 135 South LaSalle Street, 4th Floor, Chicago, Illinois 60603, individually as a Lender and as Agent (“Agent”) for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including Bank of America, is referred to hereinafter individually as a “Lender” and collectively as the “Lenders”), the LENDERS and MFRI, INC., a Delaware corporation (“MFRI”), MIDWESCO FILTER RESOURCES, INC., a Delaware corporation (“Midwesco”), PERMA‑PIPE, INC., a Delaware corporation (“Perma‑Pipe”), THERMAL CARE, INC., a Delaware corporation (“Thermal Care”), TDC FILTER MANUFACTURING, INC., a Delaware corporation (“TDC”), MIDWESCO MECHANICAL AND ENERGY, INC., a Delaware corporation (“Mechanical”) and FREEZONE HOLDINGS LIMITED LIABILITY COMPANY, a Delaware limited liability company (“Freezone”) and PERMA-PIPE CANADA, INC., a Delaware corporation (“Perma‑Pipe Canada”).  Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions.  Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.  MFRI, Midwesco, Perma‑Pipe, Thermal Care, TDC, Mechanical, Freezone and Perma‑Pipe Canada are sometimes hereinafter referred to individually as a “Borrower” and collectively as “Borrowers”.

WHEREAS, Borrowers (other than Mechanical, Freezone and Perma‑Pipe Canada), Agent, and the Lender signatories thereto hereto entered into that certain Amended and Restated Loan and Security Agreement dated December 15, 2006, as amended by that First Amendment to Amended and Restated Loan and Security Agreement dated February 28, 2007 by and among Borrowers (other than Freezone and Perma‑Pipe Canada), Agent and Lenders, by that certain Second Amendment to Amended and Restated Loan and Security Agreement dated August 28, 2007 by and among Borrowers (other than Freezone and Perma‑Pipe Canada), Agent and Lenders, by that certain Third Amendment to Amended and Restated Loan and Security Agreement dated December 13, 2007 by and among Borrowers (other than Freezone and Perma‑Pipe Canada), Agent and Lenders, by that certain Fourth Amendment to Amended and Restated Loan and Security Agreement dated April 17, 2008 by and among Borrowers (other than Freezone and Perma‑Pipe Canada), Agent and Lenders, by that certain Fifth Amendment to Amended and Restated Loan and Security Agreement dated September 7, 2008 by and among Borrowers (other than Freezone and Perma‑Pipe Canada), Agent and Lenders, by that certain Sixth Amendment to Amended and Restated Loan and Security Agreement dated January 12, 2009 by and among Borrowers (other than Freezone and Perma‑Pipe Canada), Agent and Lenders, by that certain Seventh Amendment to Amended and Restated Loan and Security Agreement dated August 5, 2009 by and among Borrowers (other than Freezone and Perma‑Pipe Canada), Agent and Lenders and by that certain Eighth Amendment to Amended and Restated Loan and Security Agreement dated December 9, 2009 by and among Borrowers, Agent and Lenders (said Amended and Restated Loan and Security Agreement, as amended from time to time, the “Loan Agreement”); and

WHEREAS, Borrowers, Agent and Lenders desire to amend the Loan Agreement as provided herein, including, without limitation, to add Freezone and Perma‑Pipe Canada as an additional Borrower;

NOW, THEREFORE, in consideration of the following terms and conditions, the parties agreed as follows:

1.                  Definitions.  Except as otherwise specifically provided for herein, all capitalized terms used herein without definition shall have the meanings contained in the Loan Agreement.

2.                  Amended Definitions and Additional Definition.  The definitions of “Applicable Margin” and “Borrowing Base” are hereby deleted from Appendix A to the Loan Agreement and the following are inserted in their stead.  The following definition of “NOLV Percentage” is hereby inserted into Appendix A in appropriate alphabetical order.

“Applicable Margin ‑ from April 1, 2010 to, but not including, the first Adjustment Date (as hereinafter defined) the percentages set forth below with respect to the Base Rate Revolving Portion, the Base Rate Equipment Portion, the Base Rate Term Portion, the LIBOR Equipment Portions, the LIBOR Revolving Portions, the LIBOR Term Portions and the Unused Line Fee:

Base Rate Revolving Portion	0.50%
Base Rate Term Portion	0.75%
LC Fees	2.50%
LIBOR Revolving Portions	2.50%
LIBOR Term Portions	2.75%
Unused Line Fee	0.375%

The percentages set forth above with respect to the Base Rate Equipment Portion, Base Rate Revolving Portion, Base Rate Term Portion, LIBOR Revolving Portions, LIBOR Equipment Portions, LIBOR Term Portions and Unused Line Fee will be adjusted on the first day of the month following delivery by Borrowers to Agent of the financial statements required to be delivered pursuant to subsection 8.1.3(ii) of the Agreement for each April 30, July 31, October 31 and January 31 during the Term, commencing with the month ending July 31, 2010 (each such date an “Adjustment Date”), effective prospectively, by reference to the applicable “Financial Measurement” (as defined below) for the four quarters most recently ending in accordance with the following table.

Level I	< 1.20 to 1	0.75%	1.00%	2.75%	2.75%	3.00%	0.375%
Level II	> 1.20 to 1, but < 1.40 to 1	0.50%	0.75%	2.50%	2.50%	2.75%	0.375%
Level III	> 1.40 to 1	0.50%	0.50%	2.25%	2.25%	2.50%	0.375%

provided that, (i) if MFRI’s audited financial statements for any fiscal year delivered pursuant to subsection 8.1.3(i) of the Agreement reflect a Financial Measurement that yields a higher Applicable Margin than that yielded by the monthly financial statements previously delivered pursuant to subsection 8.1.3(ii) of the Agreement for the last month of such fiscal year, the Applicable Margin shall be readjusted retroactively for the period that was incorrectly calculated and (ii) if Borrowers fail to deliver the financial statements required to be delivered pursuant to subsection 8.1.3(i) or subsection 8.1.3(ii) of the Agreement on or before the due date thereof, including any applicable grace period, the interest rate shall automatically adjust to the highest interest rate set forth above, effective prospectively from such due date until the next Adjustment Date.  For purposes hereof, “Financial Measurement” shall mean the Fixed Charge Coverage Ratio (as such term is defined in Exhibit 8.3 to the Agreement).

*      *      *

Borrowing Base – as at any date of determination thereof, an amount equal to the lesser of:

(i)         the Revolving Credit Maximum Amount minus the unpaid principal balance of the Term Loan; or

(ii)        an amount equal to:

(x)        the sum of:

            (a)        eighty‑five percent (85%) of the net amount of Eligible Accounts (other than Eligible Accounts arising from Short Term Projects) outstanding at such date; plus

            (b)        the lesser of Seven Million Dollars ($7,000,000) or eighty‑five percent (85%) of the net amount of Eligible Accounts arising from Short Term Projects outstanding at such date; plus

            (c)        the least of (1) Sixteen Million Dollars ($16,000,000), (2) fifty‑five percent (55%) of the value of Eligible Inventory at such date or (3) eighty‑five percent (85%) of the NOLV Percentage of the value of Eligible Inventory as of such date.

The limitations set forth in the immediately preceding sentence and each of the advance rates set forth above may be adjusted downward by Agent, as Agent shall deem necessary or appropriate in its reasonable credit judgment.  For purposes hereof, (1) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and (2) the amount of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP.

*      *      *

NOLV Percentage – the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms satisfactory to Agent.”

3.                  Term of Agreement.  Section 4.1 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“SECTION 4.  TERM AND TERMINATION

“4.1     Term of Agreement.  Subject to the right of Lenders to cease making Loans to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period through and including November 30, 2013 (the “Term”), unless terminated as provided in Section 4.2 hereof.”

4.                  Distributions.  Subsection 8.2.7 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“8.2.7  Distributions.  Except as otherwise provided for in Section 8.2.6, declare or make, or permit any Subsidiary of any Borrower to declare or make, any Distributions, except for:

(i)         Distributions by any Subsidiary of a Borrower to another Borrower;

(ii)        Distributions paid solely in Securities of a Borrower or any of its Subsidiaries;

(iii)       Distributions by MFRI in amounts necessary to permit MFRI to repurchase Securities of MFRI from employees of MFRI or any of its Subsidiaries upon the termination of their employment, so long as no Default or Event of Default exists at the time of or would be caused by the making of such Distributions and the aggregate cash amount of such Distributions, measured at the time when made, does not exceed Fifty Thousand Dollars ($50,000) in any fiscal year of MFRI; and

(iv)       Repurchases by MFRI of outstanding shares of its publicly owned common stock provided that after giving effect to any such repurchase, each of the following conditions precedent is satisfied:  (1) no Default of Event of Default has occurred and is continuing; (2) Availability equals or exceeds Four Million Dollars ($4,000,000); (3) the aggregate amount of such repurchases does not exceed One Million Five Hundred Thousand Dollars ($1,500,000); and (4)the Fixed Charge Coverage Ratio for the most recently ended twelve month period computed on a pro forma basis treating the repurchase in question and all other such repurchases made within the current month as having been made within such most recently ended twelve month period equals or exceeds 1.10 to 1.”

5.                  Financial Covenants.  Exhibit 8.3 of the Loan Agreement is hereby deleted and Exhibit 8.3 attached to this Ninth Amendment is inserted in its stead.

6.                  Waiver.  Lenders and Agent waive any Event of Default resulting from the failure of Borrowers to achieve the minimum Fixed Charge Coverage Ratio for any period ended prior to the date of this Ninth Amendment as required by Section 8.3 and Exhibit 8.3 of the Loan Agreement.  The waiver contained in this Section 6 only pertains to the minimum Fixed Charge Coverage Ratio for periods ended prior to the date of this Ninth Amendment.

7.                  Amendment Fee.  In order to induce Agent and Lenders to agree to enter into this Ninth Amendment, Borrowers agree to pay to Agent, for the ratable benefit of Lenders, an amendment fee equal to $60,000.  Said amendment fee shall be due and payable and shall be deemed fully earned and non‑refundable on the date hereof.

8.                  Conditions Precedent.  This Ninth Amendment shall become effective upon satisfaction of each of the following conditions precedent:

(A)       Borrowers, Agent and Lenders shall have executed and delivered to each other this Ninth Amendment; and

(B)       Borrowers shall have paid to Agent, for the ratable benefit of Lenders, the amendment fee referred to above.

9.                  Governing Law.  This Ninth Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to the principles thereof relating to conflict of laws.

10.              Execution in Counterparts.  This Ninth Amendment may be executed in any number of counterparts, which shall, collectively and separately, constitute one Agreement.

11.              Continuing Effect.  Except as otherwise provided herein, the Loan Agreement remains in full force and effect.

(Signature Page Follows)

(Signature Page to Ninth Amendment to
Amended and Restated Loan and Security Agreement)
MFRI, INC. By: /s/Michael D. Bennett Name: Michael D. Bennett Title: VP and CFO
MIDWESCO FILTER RESOURCES, INC. By: /Michael D. Bennett Name: Michael D. Bennett Title: VP
PERMA-PIPE, INC. By: /Michael D. Bennett Name: Michael D. Bennett Title: VP:
THERMAL CARE, INC. By: Michael D. Bennett Name: Michael D. Bennett Title: VP
TDC FILTER MANUFACTURING, INC. By: /Michael D. Bennett Name: Michael D. Bennett Title: VP
MIDWESCO MECHANICAL AND ENERGY, INC. By: /Michael D. Bennett Name: Michael D. Bennett Title: VP

(Signature Page to Ninth Amendment to
Amended and Restated Loan and Security Agreement)

FREEZONE HOLDINGS LIMITED LIABILITY COMPANY By: /Michael D. Bennett Name: Michael D. Bennett Title: Manager
PERMA-PIPE CANADA, INC. By: /Michael D. Bennett Name: Michael D. Bennett Title: VP
BANK OF AMERICA, N.A., as Agent and as a Lender By: /s/ Brian Conole Name: Brian Conole Title:Senior Vice President

                               EXHIBIT 8.3

                            FINANCIAL COVENANTS

DEFINITIONS

Availability Threshold – for each period within the Term commencing each May 31 and ending each January 31, $5,000,000.  For each period within the Term commencing each February 1 and ending each April 30, $3,500,000.

Cash Flow – with respect to any fiscal period, EBITDA for such period minus (i) Capital Expenditures (excluding, however, Capital Expenditures financed by third party financing) made within such period, (ii) income taxes paid in cash in such period, (iii) Interest Expense paid in cash within such period and (iv) principal payments of Money Borrowed (other than Revolving Credit Loans) made within such period.

Consolidated Net Income (Loss) – with respect to any fiscal period, the net income (or loss) of MFRI determined in accordance with GAAP on a Consolidated basis; provided, however, Consolidated Net Income shall not include:  (a) the income (or loss) of any Person (other than a Subsidiary of any Borrower) in which a Borrower or any of its wholly‑owned subsidiaries has an ownership interest unless received in a cash distribution or requiring the payment of cash; (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of a Borrower or is merged into or consolidated with a Borrower; (c) all amounts included in determining net income (or loss) in respect of the write‑up of assets on or after the Closing Date, including the subsequent amortization or expensing of the written‑up portion of the assets; (d) extraordinary gains as defined under GAAP; and (e) gains from asset dispositions (other than sales of inventory); and any increase or decrease in expenses resulting from the implementation of FASB 146.

EBITDA – with respect to any fiscal period, the sum of Consolidated Net Income (Loss) before Interest Expense, income taxes, depreciation and amortization for such period (but excluding any extraordinary gains for such period), plus the amount of any expenses or charges deducted from Consolidated Net Income for the applicable period in connection with the closure and write down of TDC’s facility at 1331 South 55th Court, Cicero, Illinois; provided that the aggregate amount of add‑backs to EBITDA as a result of any such charges or expenses shall not exceed $2,500,000, plus the amount of any expenses or charges deducted from Consolidated Net Income for the applicable periods ending on or prior to January 31, 2012 in connection with the closure and write down of Midwesco’s South African Subsidiary; provided that the aggregate amount of add‑backs to EBITDA as a result of any such charges or expenses shall not exceed $500,000, all as determined for Borrowers and their Subsidiaries on a Consolidated basis and in accordance with GAAP.

Fixed Charge Coverage Ratio – with respect to any fiscal period, the ratio of (i) EBITDA for such period minus Capital Expenditures (excluding, however, (a) Capital Expenditures financed by third party financing and (b) up to $6,000,000 of Capital Expenditures incurred within the applicable period and prior to

January 31, 2012 with respect to the start up of Perma Pipe’s Saudi Arabian Subsidiary) minus income taxes paid in cash in such period to (ii) the sum of Interest Expense paid in cash within such period plus principal payments of Money Borrowed (other than Revolving Credit Loans) made within such period.

Interest Coverage Ratio – with respect to any fiscal period, the ratio of (i) EBITDA for such period to (ii) Interest Expense paid in cash in such period, all as defined for MFRI and its subsidiaries on a Consolidated basis in accordance with GAAP.

Interest Expense – with respect to any fiscal period, interest expense paid or accrued for such period, including without limitation the interest portion of Capitalized Lease Obligations, plus the Letter of Credit and LC Guaranty fees owing for such period, all as determined for MFRI and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

Measurement Period – the most recently ended one month period ending February 28, 2010, two month period ending March 31, 2010, three month period ending April 30, 2010, four month period ending May 31, 2010, five month period ending June 30, 2010, six month period ending July 31, 2010, seven month period ending August 31, 2010, eight month period ending September 30, 2010, nine month period ending October 31, 2010, ten month period ending November 30, 2010, eleven month period ending December 31, 2010 and twelve month period ending January 31, 2011 and the last day of each month thereafter.

COVENANTS

Minimum Fixed Charge Coverage Ratio.  If at any time Availability is less than the Availability Threshold, then Borrowers shall not permit Fixed Charge Coverage Ratio for the most recently ended Measurement Period to be less than 1.00 to 1.